EXHIBIT 5(i)


               (LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN LLP)


August 27, 1998

Baldor Electric Company
5711 R. S. Boreham Jr St
Fort Smith, Arkansas  72901

RE:  Baldor Electric Company 1994 Incentive Stock Plan

We are counsel for Baldor Electric Company, a Missouri corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares (the "Shares") of Common Stock, $.10 per share par value of the Company (the "Common Stock") and 2,000,000 Common Stock Purchase Rights (the "Rights") accompanying and associated therewith, to be issued under the Baldor Electric Company 1994 Incentive Stock Plan (the "Plan") including all amendments thereto (the "Amended Plan"). We note that 1,000,000 shares of Common Stock and 1,000,000 Common Stock Purchase Rights were previously authorized for issuance under the plan which number of shares of Common Stock and Rights were increased to 2,000,000 each pursuant to the operation of Section 8 of the Plan in connection with stock dividends declared by the Board of Directors of the Company in 1995 and 1997.

A Registration Statement on Form S-8 (the "Registration Statement") with respect to the Shares and the Rights is being filed concurrently herewith with the Securities and Exchange Commission.

As counsel, we have reviewed the Good Standing Certificate with respect to the Company issued by the Secretary of State of Missouri dated August 26, 1998. We have also reviewed the organizational documents of the Company, including the Restated Articles of Incorporation as amended to date and the Bylaws as amended to date and we have reviewed the Amended Plan and Rights Agreement dated as of May 6, 1988, by and between the Company and Wachovia Bank of North Carolina, N.A. (formerly Wachovia Bank and Trust Company, N. A.) ("Wachovia"), as Rights Agent, as amended by Amendment No. 1 thereto by and among the Company and Wachovia and dated as of February 5, 1996. We have also examined copies of resolutions certified by the Secretary of the Company and adopted at: (i) meetings of the Board of Directors of the Company held on May 6, 1988, February 7, 1994, February 5, 1996, February 3, 1997, and February 9, 1998; and (ii) meetings of the shareholders of the Company held on May 7, 1994, May 3, 1997, and May 2, 1998. We have




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Baldor Electric Company
August 27, 1998
Page 2



relied, as to these and other factual matters which affect our opinion, on the two Certificates of the Secretary of the Company dated as of August 27, 1998. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1. The Shares to be issued pursuant to the Amended Plan are duly and validly authorized, and when such Shares have been issued and paid for in accordance with the Plan, such Shares will be validly issued, fully paid and nonassessable.

2. The Rights to be issued pursuant to the Amended Plan are duly and validly authorized.

We hereby consent to the use of this opinion as Exhibit 5(i) of the above-mentioned Registration Statement.



                     /s/ BLACKWELL SANDERS PEPER MARTIN LLP

CAA